CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of the American Century Target Maturities Trust of our report dated November 19, 2020, relating to the financial statements and financial highlights, which appear in the American Century Zero Coupon 2025 Fund’s Annual Report on Form N-CSR for the year ended September 30, 2020. We also consent to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Kansas City, Missouri
January 27, 2021